EXHIBIT 99.1

Eagle Bancorp Announces New Officers

HELENA, Mont., June 22, 2007 (PRIME NEWSWIRE) -- Eagle Bancorp ("Eagle") (OTCBB:EBMT) announced that it has appointed Peter J. Johnson as President of Eagle's subsidiary, American Federal Savings Bank (the "Bank"), effective July 1, 2007. Mr. Johnson will take over the responsibility for the day-to-day operations of the Bank and will report to Larry A. Dreyer, who continues as Chief Executive Officer. Mr. Dreyer announced that he intends to retire from active employment with Eagle and the Bank on October 19, 2007. Upon Mr. Dreyer's retirement, Mr. Johnson is expected to assume the position of Chief Executive Officer of the Bank. Following his retirement from employment, Mr. Dreyer will remain on the Boards of Directors of Eagle Bancorp, Eagle Financial MHC and the Bank. Mr. Johnson has worked for the Bank since 1981, serving as Senior Vice President/Treasurer from 1994 to 2005 and Executive Vice President/Chief Financial Officer since 2005.

Eagle also announced that Clinton J. Morrison was appointed the Bank's Senior Vice President/Chief Financial Officer, effective July 1, 2007. Mr. Morrison is currently Vice President/Treasurer of the Bank. Michael C. Mundt and Rachel R. Amdahl will continue to serve as the Bank's Senior Vice President/Chief Lending Officer and Senior Vice President/Operations, respectively.

Eagle held its election of officers yesterday as well, with the following results: Peter J. Johnson, President; Michael C. Mundt, Vice President; Clinton J. Morrison, Treasurer; and Terey Flynn Artz, Secretary.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 59.7% of Eagle Bancorp's common stock.

CONTACT:  Eagle Bancorp
          Larry A. Dreyer, President and Chief Executive Officer
            (406) 457-4012
          Peter J. Johnson, Executive Vice President/CFO
            (406) 457-4006